EXHIBIT 99.1

Date:     May 17, 2004
Contact:  Mendo Akdag, CEO
Phone:    (954) 979 5995
Fax:      (954) 971 0544

PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES FISCAL 2004
FINANCIAL RESULTS WITH RECORD SALES AND PROFITS

Pompano Beach, Florida, May 17, 2004 - PetMed Express, Inc. (NASDAQ: PETS) today announced results for the fiscal year ended March 31, 2004. Net income was $5.8 million, or $.30 per share, $.25 diluted per share, for fiscal 2004, compared to net income of $3.3 million or $.19 per share, $.16 diluted per share, for fiscal 2003, an increase of 79%. Net sales for the fiscal year ended March 31, 2004 were $94.0 million, compared to $55.0 million for the fiscal year ended March 31, 2003, an increase of 71%. PetMed Express also reported new customer growth of approximately 572,000 customers in fiscal 2004, compared with 414,000 in fiscal 2003.

For the quarter ended March 31, 2004, income before provision for income taxes was $2.2 million compared to $1.2 million for the quarter ended March 31, 2003, an increase of 83%. For the quarters ended March 31, 2004 and 2003, respectively, net income was $1.3 million and $1.7 million, the latter of which included a deferred tax asset eliminating the income tax provision and reflecting a tax benefit of $535,000. Net sales for the quarter ended March 31, 2004 were $21.5 million, compared to $14.9 million, an increase of 44%.

Mendo Akdag, CEO, commented: "We are very pleased with the sustained profitability and the incremental increase in sales over the past year. We are also proud to report that our reorder sales doubled from $25.8 million in fiscal 2003 to $51.4 million
in fiscal 2004.   Over the past three years our sales have grown
from $10.0 million to $94.0 million, and the diluted earning per share has improved from $.28 loss per share to $.25 earnings per share, over the same period. We are excited about the future prospects for the company, and in anticipation of future growth we have completed the expansion to our warehouse/fulfillment operation. The expansion will increase our daily order capacity by approximately 40% as well as create additional warehouse space for inventory."

Founded in 1996, PetMed Express is America's largest pet pharmacy, delivering prescription and non-prescription pet medications, health and nutritional supplements at competitive prices through the PetMed Express catalog, customer service representatives, and on the Internet through its website at www.1800PetMeds.com.

This press release may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risk and uncertainties, including the Company's ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such "forward-looking" statements are set forth in Management's Discussion and Analysis or Plan of Operations in the PetMed Express Annual Report on Form 10-KSB for the year ended March 31, 2003 and the Quarterly Report on Form 10-Q for the quarter ended December 31, 2003.

For investment relations contact PetMed Express, Inc., Pompano
Beach, Mendo Akdag, CEO, 954-979-5995.

                               # # #

                         99.1 page 1 - 2

                  PETMED EXPRESS, INC. AND SUBISIDIARES
                         FINANCIAL HIGHLIGHTS

                   CONSOLIDATED STATEMENTS OF INCOME


                                    Year Ended March 31,              Quarter Ended March 31,
                                    2004             2003             2004             2003
                                 ----------       ----------       ----------       ----------
Sales                         $  93,994,233    $  54,974,916    $  21,467,871    $  14,864,335
Cost of sales                    55,824,406       31,517,639       12,376,387        8,578,399
                                 ----------       ----------       ----------       ----------

Gross profit                     38,169,827       23,457,277        9,091,484        6,285,936
                                 ----------       ----------       ----------       ----------

Operating expenses:
  General and administrative     10,754,427        7,956,786        2,696,708        2,098,093
  Advertising                    17,653,614       11,649,811        4,082,495        2,894,132
  Depreciation and amortization     550,392          367,673          153,287          102,962
                                 ----------       ----------       ----------       ----------
Total operating expenses         28,958,433       19,974,270        6,932,490        5,095,187
                                 ----------       ----------       ----------       ----------

Income from operations            9,211,394        3,483,007        2,158,994        1,190,749
                                 ----------       ----------       ----------       ----------

Other income (expense)
  Gain on disposal of property
    and equipment                      -              15,000             -                -
  Interest expense                  (14,546)         (30,658)          (6,126)         (11,742)
  Interest income                     9,739            6,973              800              511
  Other, net                          6,938            6,084            5,862            1,550
                                 ----------       ----------       ----------       ----------
Total other income (expense)          2,131           (2,601)             536           (9,681)
                                 ----------       ----------       ----------       ----------

Income before provision
  (benefit) for income taxes      9,213,525        3,480,406        2,159,530        1,181,068

Provision (benefit) for
  income taxes                    3,399,921          222,841          820,622         (534,571)
                                 ----------       ----------       ----------       ----------

Net income                     $  5,813,604    $   3,257,565    $   1,338,908    $   1,715,639
                                  =========       ==========       ==========       ==========
Net income per common share:
  Basic                        $       0.30    $        0.19    $        0.07    $        0.10
                                  =========       ==========       ==========       ==========
  Diluted                      $       0.25    $        0.16    $        0.06    $        0.09
                                  =========       ==========       ==========       ==========




                              BALANCE SHEET DATA

                                         March 31,
                                   2004             2003
                                 ----------       ---------
 Working capital               $ 11,338,004    $  3,017,641
 Total assets                    18,480,808       9,025,796
 Total liabilities                4,486,299       3,433,108
 Total shareholders' equity      13,994,509       5,592,688




                         99.1 page 2 - 2